ETFis Series Trust I 485BPOS

Exhibit 99.(d)(12)

ETFIS SERIES TRUST I

Virtus Newfleet Multi-Sector Bond ETF

AMENDMENT AND ASSUMPTION AGREEMENT

THIS AMENDMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of this 1st day of July, 2022 (the “Closing Date”) by and between Virtus Fixed Income Advisers, LLC (“VFIA”) (f/k/a Seix Investment Advisors LLC (“Seix”)) and Virtus ETF Advisers LLC (“VEA”), on behalf of Virtus Newfleet Multi-Sector Bond ETF (“NFLT”), a series of ETFis Series Trust I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”).

WITNESSETH THAT:

WHEREAS, VEA, VFIA and Newfleet Asset Management, LLC (“Newfleet”) are each investment advisers registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, VEA and the Trust are parties to an Investment Advisory Agreement dated as of June 4, 2015 (the “Management Agreement”) with respect to NFLT, pursuant to which VEA may enter into sub-advisory agreements with registered investment advisers to act as sub-advisers to NFLT;

WHEREAS, pursuant to the Management Agreement, VEA has entered into a sub-advisory agreement dated as of May 8, 2015 (the “Sub-Advisory Agreement”) with Newfleet, pursuant to which Newfleet serves as sub-adviser to NFLT, and which Sub-Advisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the 1940 Act;

WHEREAS, VFIA and Newfleet are both wholly owned indirect subsidiaries of Virtus Investment Partners, Inc. (“Virtus”), and are therefore under common control of Virtus;

WHEREAS, Newfleet will be merged into Seix on the Closing Date (the “Merger”), and coincident with the Closing of the Merger, Seix will change its name to “Virtus Fixed Income Advisers, LLC,” with VFIA as the surviving entity in which Newfleet will continue to operate as a separate division of VFIA;

WHEREAS, following the Merger, VFIA (including Newfleet as a separate division of VFIA) will remain a wholly owned subsidiary of Virtus, and therefore under the control of Virtus;

WHEREAS, the Merger will not result in a change of actual control or management of Newfleet and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Sub-Advisory Agreement in accordance with its terms; and

WHEREAS, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, has approved this Agreement at a meeting held on June 6, 2022.

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE SUB-ADVISORY AGREEMENT. The name of the sub-adviser in the Sub-Advisory Agreement is hereby changed from “Newfleet Asset Management, LLC” to “Virtus Fixed Income Advisers, LLC.”

2. ASSUMPTION BY VFIA. VFIA, intending to be legally bound, hereby agrees to assume all of the duties and obligations of Newfleet with respect to the provision of investment management services to NFLT under the Sub-Advisory Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the management of NFLT.

3. REPRESENTATIONS OF VFIA. VFIA hereby represents and warrants that: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Sub-Advisory Agreement and to act as sub-adviser to NFLT; (iii) all action required of VFIA to assume the duties and obligations under the Sub-Advisory Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against VFIA in accordance with its terms; and (v) the Sub-Advisory Agreement creates a valid and binding agreement enforceable against VFIA in accordance with its terms.

4. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, VEA and VFIA hereby execute this Agreement as of the day and year first above written.

VIRTUS FIXED INCOME ADVISERS, LLC

By:	/s/ Richard W. Smirl

Name:	Richard W. Smirl

Title:	Executive Vice President

VIRTUS ETF ADVISERS LLC

By:	/s/ Brinton W. Frith

Name:	Brinton W. Frith

Title:	President

Approved by:

ETFIS Series TRUST I

on behalf of its series, Virtus Newfleet Multi-Sector Bond ETF

By:	/s/ William J. Smalley

Name:	William J. Smalley

Title:	President